UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2015

CITIZENS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36636	05-0412693
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Citizens Plaza Providence, RI	02903
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (401) 456-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Citizens Financial Group, Inc. (the “Company,” “Citizens,” “we” or “us”) reported third quarter net income of $220 million, or $0.40 per diluted common share, compared with third quarter 2014 net income of $189 million, or $0.34 per diluted common share. Third quarter 2015 net income was up $30 million from second quarter 2015 net income of $190 million, and diluted EPS increased $0.05 from $0.35 in second quarter 2015. As expected, the company recorded no restructuring charges and special items in third quarter 2015 compared with $25 million after-tax, or $0.05 per diluted common share, in second quarter 2015, and $13 million after-tax, or $0.02 per diluted common share, in the third quarter 2014, as detailed in the Discussion of Results portion of this item. Third quarter 2015 diluted EPS totaled $0.40 compared to Adjusted diluted EPS* of $0.40 in second quarter 2015 and $0.36 in third quarter 2014, reflecting the continued focus on enhancing efficiency and delivering revenue growth in the face of the persistent low-rate environment. Third quarter 2015 net income available to common stockholders was reduced by $7 million, or $0.01 per share, related to preferred stock dividends.

Return on Average Tangible Common Equity (“ROTCE”)* of 6.6% in third quarter 2015 improved from 5.9% in second quarter 2015 and 5.8% in third quarter 2014. Third quarter 2015 results compare with Adjusted ROTCE* of 6.7% in second quarter 2015 and 6.2% in third quarter 2014.

Citizens also announced that its board of directors declared a quarterly cash dividend of $0.10 per common share. The dividend is payable on November 19, 2015 to shareholders of record at the close of business on November 5, 2015.

Key Highlights

•	Third quarter highlights, as compared with second quarter 2015, include 2% net interest income growth, a four basis point improvement in net interest margin, positive operating leverage given good expense discipline, and continued loan growth and business momentum. Tangible book value per share increased by 2%.

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this item for an explanation of our use of non-GAAP financial measures and their reconciliation to GAAP. Where there is a reference to an “Adjusted” result in a paragraph, all measures which follow that “Adjusted” result are also “Adjusted” and exclude restructuring charges and special items as applicable. There were no restructuring charges or special items recorded in third quarter 2015.

•	Compared with third quarter 2014 Adjusted results*, third quarter 2015 results also reflect strong positive operating leverage, with 4% total revenue growth and a 1% increase in noninterest expense, improving our efficiency ratio to 66% from 68%.

Third Quarter 2015 vs. Second Quarter 2015

Results

•	Total revenue increased 1%, as 2% growth in net interest income was partially offset by a reduction in noninterest income from relatively strong second quarter 2015 levels.

•	Net interest income of $856 million increased $16 million, driven by average loan growth of 1% and an additional day in the quarter.

•	Net interest margin of 2.76% increased four basis points largely reflecting modest balance sheet deleveraging and improving retail and commercial loan yields, partially offset by an increase in deposit costs.

•	Noninterest income of $353 million decreased $7 million, as an increase in other income, including $8 million in branch real estate gains, and service charges and fee growth was more than offset by an $8 million reduction in mortgage servicing rights valuation, lower capital markets fees from relatively strong second quarter levels, and a $7 million reduction in securities gains.

•	Noninterest expense of $798 million decreased $43 million, driven by a $40 million decrease in restructuring charges and special items. Noninterest expense was down slightly from adjusted second quarter 2015 levels as the benefit of lower equipment expense and other expense was partially offset by an increase in outside services.

•	Efficiency ratio of 66% improved 400 basis points driven by a $40 million decrease in restructuring charges and special items. The efficiency ratio improved 1% from an Adjusted efficiency ratio* of 67% in second quarter 2015.

•	Provision for credit losses of $76 million remained broadly stable.

Balance Sheet

•	Average interest-earning assets of $123.0 billion decreased $188 million, as loan growth of $1.2 billion, largely in student, mortgage, auto, and commercial real estate was more than offset by a decrease in short-term investment portfolio assets, largely interest-bearing cash balances.

•	Average deposits increased $2.5 billion, or 2%, driven by broad-based growth across money market, interest checking and demand deposits.

•	Nonperforming loans and leases (“NPLs”) decreased $16 million, or 2%, to 1.06% of loans and leases compared with 1.09% in second quarter 2015 and 1.19% third quarter 2014; Allowance coverage of NPLs increased to 116% from 114% in second quarter 2015 and 111% in third quarter 2014.

•	Capital strength remained robust with a common equity Tier 1 (“CET1”) capital ratio of 11.8%.

Third Quarter 2015 vs. Third Quarter 2014

•	Total revenue of $1.2 billion increased 4% from the prior year quarter, on 4% growth in net interest income and a 4% increase in noninterest income.

•	Net interest income of $856 million increased $36 million, driven by 8% average loan growth.

•	Noninterest income was up $12 million, largely as higher other income, card and trust and investment services fees were partially offset by lower mortgage banking, capital markets and foreign exchange and trade finance fees.

•	Noninterest expense decreased $12 million, driven by a $21 million decrease in restructuring charges and special items. Noninterest expense increased $9 million on an Adjusted basis* as a reduction in salaries and employee benefits was more than offset by increased advertising, insurance costs, outside services and equipment costs which included the impact of continued investments to drive growth.

•	Provision for credit losses of $76 million remained stable, largely reflecting the benefit of improvement in credit quality offset by the effect of continued loan growth.

•	Net income of $220 million increased $31 million, or 16%, from third quarter 2014 and increased $18 million, or 9%, from Adjusted* third quarter 2014 levels.

•	ROTCE of 6.6% compares with an Adjusted ROTCE* of 6.2% in the third quarter 2014.

•	Average interest-earning assets increased 5%, as loan and lease growth of 8% was partially offset by a 6% decrease in the investment portfolio.

Update on Plan Execution

•	Progress on initiatives to drive revenue growth and enhance efficiency continues:

•	Consumer Banking – Continued loan and deposit growth, with particular strength in student lending and unsecured credit; checking households up 2% from 3Q14 with new client cross-sell rates up 8%, and addition of new leadership in important growth areas such as Wealth and Mortgage.

•	Commercial Banking – Focus on enhancing risk adjusted returns and comprehensive pricing initiatives is helping to drive attractive loan growth, particularly in Franchise Finance and CRE, with improving loan yields; renewed emphasis on lowering cost of deposit growth is delivering results, and Treasury Solutions fees are up 7% from 3Q14.

•	Expense initiatives – Remain on track to reach our savings target of $200 million by end 2016.

•	Incremental revenue and efficiency initiatives are tracking as planned.

•	Balance sheet optimization initiatives to improve effectiveness of deposit gathering efforts and to direct asset growth to higher return categories is progressing well.

•	TOP II initiatives are building momentum – early results for Treasury Solutions pricing initiative are in line with expectations, and Operations Transformation initiatives are being implemented. Consumer and Commercial cross-selling initiatives are showing encouraging early indications.

Earnings highlights

				3Q15 change from
($s in millions, except per share data)	3Q15	2Q15	3Q14	2Q15			3Q14
				$		%	$		%
Earnings
Net interest income	$856	$840	$820	$16		2%	$36		4%
Noninterest income	353	360	341	(7)		(2)	12		4
Total revenue	1,209	1,200	1,161	9		1	48		4
Noninterest expense	798	841	810	(43)		(5)	(12)		(1)
Pre-provision profit	411	359	351	52		14	60		17
Provision for credit losses	76	77	77	(1)		(1)	(1)		(1)

Net income	220	190	189	30		16	31		16
Net income available to common shareholders	213	190	189	23		12	24		13
After-tax restructuring charges and special items*	$—	$25	$13	$(25)		(100)%	$(13)		(100)%

Net income available to common shareholders excluding restructuring charges and special items*	$213	$215	$202	$(2)		(1)%	$11		5%

Average common shares outstanding
Basic (in millions)	531.0	537.7	560.0	(6.7)		(1)%	(29.0)		(5)%
Diluted (in millions)	533.4	539.9	560.2	(6.5)		(1)%	(26.8)		(5)%
Diluted earnings per share	$0.40	$0.35	$0.34	$0.05		14%	$0.06		18%
Diluted earnings per share, excluding restructuring charges and special items*	$0.40	$0.40	$0.36	$—		—%	$0.04		11%

Financial ratios
Net interest margin	2.76%	2.72%	2.77%	4	bps		(1)	bps
Noninterest income as a % of total revenue	29.2	30.0	29.4	(80)	bps		(17)	bps
Effective income tax rate	34.1	32.7	30.8	143	bps		331	bps
Efficiency ratio*	66	70	70	(400)	bps		(382)	bps
Efficiency ratio, excluding restructuring charges and special items*	66	67	68	(68)	bps		(200)	bps
Return on average tangible common equity*	6.6	5.9	5.8	70	bps		79	bps
Return on average tangible common equity excluding restructuring charges and special items*	6.6	6.7	6.2	(7)	bps		38	bps
Return on average common equity	4.4	3.9	3.9	46	bps		53	bps
Return on average total assets	0.7	0.6	0.6	9	bps		7	bps
Return on average total tangible assets*	0.7%	0.6%	0.6%	9	bps		7	bps

Capital adequacy(1)(2)
Common equity tier 1 capital ratio(3)	11.8%	11.8%	12.9%
Total capital ratio	15.4	15.3	16.1
Tier 1 leverage ratio	10.4%	10.4%	10.9%

Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases	1.06%	1.09%	1.19%	(3)	bps		(13)	bps
Allowance for loan and lease losses as a % of loans and leases	1.23	1.24	1.32	(1)	bps		(9)	bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	116	114	111	175	bps		482	bps
Net charge-offs as a % of average loans and leases	0.31%	0.33%	0.38%	(2)	bps		(7)	bps

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this item for an explanation of our use of non-GAAP financial measures and reconciliation of those non-GAAP financial measures to GAAP. All references to Adjusted results exclude restructuring charges and special items.
[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Capital adequacy and asset quality ratios calculated on a period-end basis, except net charge-offs.
[3]	CET1 capital under Basel III replaced Tier 1 common capital under Basel I effective January 1, 2015.

Discussion of Results:

Third quarter 2015 pre-provision profit of $411 million and net income of $220 million included no restructuring charges and special items. Second quarter 2015 pre-provision profit and net income were reduced by a net $40 million pre-tax, or $25 million after-tax, of restructuring charges and special items, largely related to efforts to improve processes and enhance efficiencies, as well as rebranding and separation from The Royal Bank of Scotland Group plc (“RBS”). Third quarter 2014 pre-provision profit and net income were reduced by a net $21 million pre-tax, or $13 million after-tax, of restructuring charges and special items. All references to Adjusted results* exclude the impact of restructuring charges and special items.

Restructuring charges and special items

				3Q15 change from
($s in millions, except per share data)	3Q15	2Q15	3Q14	2Q15	3Q14
Pre-tax total noninterest expense restructuring charges and special items	—	40	21	(40)	(21)
After-tax total noninterest expense restructuring charges and special items	—	25	13	(25)	(13)

Pre-tax restructuring charges and special items	—	(40)	(21)	40	21

After-tax restructuring charges and special items	—	(25)	(13)	25	13

Diluted EPS impact	$—	$(0.05)	$(0.02)	$0.05	$0.02

Adjusted results*

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15		3Q14
				$	%	$	%
Net interest income	$856	$840	$820	$16	2%	$36	4%
Noninterest income	353	360	341	(7)	(2)	12	4

Total revenue	1,209	1,200	1,161	9	1	48	4
Adjusted noninterest expense*	798	801	789	(3)	—	9	1

Adjusted pre-provision profit*	411	399	372	12	3	39	10
Provision for credit losses	76	77	77	(1)	(1)	(1)	(1)

Adjusted pretax income*	335	322	295	13	4	40	14
Adjusted income tax expense*	115	107	93	8	7	22	24

Adjusted net income*	$220	$215	$202	$5	2	$18	9
Preferred dividend	7	—	—	7	NM	7	NM

Adjusted net income available to common shareholders*	213	215	202	(2)	(1)	11	5
Adjusted diluted earnings per share*	$0.40	$0.40	$0.36	$—	—%	$0.04	11%

Pre-provision profit of $411 million increased $12 million from Adjusted second quarter 2015* levels, reflecting a $9 million increase in total revenue and relatively flat noninterest expense. Third quarter 2015 net income of $220 million increased $5 million from Adjusted second quarter 2015* levels, largely reflecting strength in total revenue growth, continued expense discipline and an increase in the effective tax rate.

Pre-provision profit increased $39 million from Adjusted third quarter 2014 levels*, driven by a $48 million increase in total revenue, partially offset by noninterest expense growth. Compared to Adjusted third quarter 2014 results*, net income increased $18 million, or 9%, reflecting a $48 million increase in total revenue, partially offset by a $9 million increase in noninterest expense and an increase in the effective tax rate. Adjusted diluted earnings per share was up 11% given net income growth and a 5% reduction in share count.

Net interest income

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15			3Q14
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$818	$796	$756	$22		3%	$62		8%
Investment securities	154	155	155	(1)		(1)	(1)		(1)
Interest-bearing deposits in banks	2	1	2	1		100	—		—

Total interest income	$974	$952	$913	$22		2%	$61		7%

Interest expense:
Deposits	$65	$60	$41	$5		8%	$24		59%
Federal funds purchased and securities sold under agreements to repurchase	4	2	9	2		100	(5)		(56)
Other short-term borrowed funds	17	19	21	(2)		(11)	(4)		(19)
Long-term borrowed funds	32	31	22	1		3	10		45

Total interest expense	$118	$112	$93	$6		5%	$25		27%

Net interest income	$856	$840	$820	$16		2%	$36		4%

Net interest margin	2.76%	2.72%	2.77%	4	bps		(1	) bps

Net interest income of $856 million in third quarter 2015 increased $16 million from second quarter 2015 reflecting a $1.2 billion increase in average loans and leases, one additional day in the quarter, and improving investment portfolio and retail and commercial loan yields, partially offset by modestly higher deposit funding costs. Net interest margin improved four basis points to 2.76% in third quarter 2015, from 2.72% in second quarter 2015. The increase in the linked quarter margin was driven by modest balance sheet deleveraging and improving retail and commercial loan yields, partially offset by an increase in deposit costs.

Compared to third quarter 2014, net interest income increased $36 million largely as the benefit of average earning asset growth, improving investment portfolio yields, improving retail loan yields and a reduction in pay-fixed swap costs was partially offset by an increase in deposit costs, continued pressure from the persistent low-rate environment on loan yields, and higher borrowing costs related to the issuance of subordinated debt and senior notes. Net interest margin remained relatively stable with third quarter 2014 given the factors mentioned above, as well as the impact of modest balance sheet deleveraging.

Noninterest Income

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15		3Q14
				$	%	$	%
Service charges and fees	$145	$139	$144	$6	4%	$1	1%
Card fees	60	60	58	—	—	2	3
Trust and investment services fees	41	41	39	—	—	2	5
Mortgage banking fees	18	30	21	(12)	(40)	(3)	(14)
Capital markets fees	21	30	22	(9)	(30)	(1)	(5)
Foreign exchange and trade finance fees	22	22	26	—	—	(4)	(15)
Securities gains, net	2	9	2	(7)	(78)	—	—
Other income[1]	44	29	29	15	52	15	52

Noninterest income	$353	$360	$341	$(7)	(2)%	$12	4%

[1]	Other income includes bank owned life insurance and other income.

Noninterest income of $353 million in the third quarter 2015 decreased $7 million from second quarter 2015, as a $15 million increase in other income due to $8 million in branch real estate gains, as well as improved service charges and fees, were partially offset by lower mortgage banking fees and capital markets fees, and a $7 million reduction in securities gains. Service charges and fees increased $6 million, reflecting seasonality and overall industry trends. Mortgage banking fees decreased $12 million, the result of an $8 million reduction in mortgage servicing rights valuation, as a second quarter 2015 write-up reversed to a modest impairment, and lower origination volumes and gain on sale spreads.

Compared to third quarter 2014, noninterest income increased $12 million driven by higher other income, trust and investment services fees, card fees and service charges and fees, which were partially offset by lower foreign exchange, trade finance fees, mortgage banking fees, and capital markets fees. Service charges and fees were relatively stable, and card fees and trust and investment services fees increased $4 million. Mortgage banking fees decreased $3 million as a $7 million decrease in mortgage servicing rights valuation more than offset improved gain on sale spreads.

Noninterest expense

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15		3Q14
				$	%	$	%
Salaries and employee benefits	$404	$411	$409	$(7)	(2)%	$(5)	(1)%
Outside services	89	99	106	(10)	(10)	(17)	(16)
Occupancy	75	90	77	(15)	(17)	(2)	(3)
Equipment expense	62	65	58	(3)	(5)	4	7
Amortization of software	35	37	38	(2)	(5)	(3)	(8)
Other operating expense	133	139	122	(6)	(4)	11	9

Total noninterest expense	$798	$841	$810	$(43)	(5)%	$(12)	(1)%
Restructuring charges and special items	—	40	21	(40)	(100)%	(21)	(100)%

Total noninterest expense, excluding restructuring charges and special items*	$798	$801	$789	$(3)	—%	$9	1%

Noninterest expense of $798 million in third quarter 2015 decreased $43 million from second quarter 2015, largely due to a $40 million decrease in restructuring charges and special items. Excluding these charges, noninterest expense declined slightly from second quarter 2015 Adjusted* levels, as lower equipment and other expense were largely offset by an increase in outside services. Our efficiency initiatives continue to help fund investments in the businesses to drive future revenue growth.

Compared with third quarter 2014, noninterest expense decreased $12 million, as a $21 million decrease in restructuring charges and special items was partially offset by higher advertising, insurance and outside services costs. Compared with Adjusted third quarter 2014 results, noninterest expense increased $9 million, largely driven by increases in other expense and equipment expense, partially offset by lower salaries and employee benefits expense.

The effective tax rate increased to 34.1% in third quarter 2015 compared with 32.7% in second quarter 2015, largely reflecting the benefit of a true up of certain tax items during the second quarter. This increase impacted net income by approximately $5 million. The tax rate increased approximately 330 basis points from 30.8% in third quarter 2014.

Consumer Banking Segment

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15			3Q14
				$		%	$		%
Net interest income	$556	$544	$532	$12		2%	$24		5%
Noninterest income	235	230	226	5		2	9		4

Total revenue	791	774	758	17		2	33		4
Noninterest expense	623	613	609	10		2	14		2

Pre-provision profit	168	161	149	7		4	19		13
Provision for credit losses	64	60	66	4		7	(2)		(3)

Income before income tax expense	104	101	83	3		3	21		25
Income tax expense	36	35	29	1		3	7		24

Net income	$68	$66	$54	$2		3%	$14		26%

Average balances
Total loans and leases (1)	$51,886	$51,024	$47,848	$862		2%	$4,038		8%
Total deposits	70,527	69,963	65,609	564		1%	4,918		7%

Key metrics
ROTCE (2)*	5.7%	5.7%	4.6%	1	bps		110	bps
Efficiency ratio*	79%	79%	80%	(53	) bps		(170	) bps
Loan-to-deposit ratio (period-end)(1)	74.4%	73.2%	74.0%	115	bps		37	bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $68 million in third quarter 2015 increased $2 million, or 3%, compared to second quarter 2015, as revenue growth was partially offset by expense growth tied to investment initiatives and increased provision expense. Net interest income increased $12 million, or 2%, from second quarter 2015, driven by 2% loan growth, with particular strength in student, mortgage, and auto loans, as well as an additional day in the quarter, partially offset by higher deposit costs. Noninterest income increased $5 million, or 2%, from second quarter 2015, and included $8 million in branch real estate gains. Results also reflected growth in service charges and other fees, and trust and investment services fees, partially offset by a $12 million decline in mortgage banking fees, which included an $8 million decrease in mortgage servicing rights valuation as a second quarter write-up reversed to a modest impairment. Noninterest expense of $623 million increased $10 million from second quarter 2015, largely reflecting growth in outside services, salaries and employee benefits expense and higher regulatory costs, partially offset by lower credit collection costs and equipment expense. Provision for credit losses of $64 million increased $4 million, or 7%, from second quarter 2015.

Compared with third quarter 2014, net income increased $14 million, as an increase in total revenues of $33 million was somewhat offset by increased noninterest expense. Net interest income increased $24 million as solid loan growth, particularly in auto, student, and mortgage, was partially offset by the effect of the relatively persistent low-rate environment and higher deposit costs. Noninterest income grew $9 million as branch real estate gains and increased trust and investment services fees were partially offset by lower mortgage banking fees. Noninterest expense increased $14 million, as higher advertising, regulatory costs, salaries and employee benefits expense and our continued investment in the business to drive further growth, was partially offset by lower credit collection costs, insurance and payroll taxes, outside services expense and our continued focus on improving efficiency. Provision for credit losses of $64 million decreased $2 million, or 3%, from third quarter 2014, largely reflecting continued improvement in credit quality modestly offset by the impact of loan growth.

Commercial Banking Segment

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15			3Q14
				$		%	$		%
Net interest income	$299	$286	$270	$13		5%	$29		11%
Noninterest income	100	108	104	(8)		(7)	(4)		(4)

Total revenue	399	394	374	5		1	25		7
Noninterest expense	175	181	162	(6)		(3)	13		8

Pre-provision profit	224	213	212	11		5	12		6
Provision for credit losses	3	7	—	(4)		(57)	3		—

Income before income tax expense	221	206	212	15		7	9		4
Income tax expense	76	71	73	5		7	3		4

Net income	$145	$135	$139	$10		7%	$6		4%

Average balances
Total loans and leases (1)	$41,993	$41,467	$37,787	$526		1%	$4,206		11%
Total deposits	24,604	22,717	20,985	1,887		8%	3,619		17%

Key metrics
ROTCE (2)*	12.2%	11.7%	13.1%	55	bps		(86	) bps
Efficiency ratio*	44%	46%	43%	(232	) bps		40	bps
Loan-to-deposit ratio (period-end)(1)	166.0%	176.2%	176.9%	(1,014	) bps		(1,086	) bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $145 million in third quarter 2015 increased $10 million, or 7%, from second quarter 2015, reflecting an increase in total revenue and a reduction in noninterest expense and provision for credit losses. Net interest income of $299 million increased $13 million, or 5%, from second quarter 2015, driven by an average 1% loan and lease growth and 8% deposit growth. Average loans and leases increased $526 million led by Commercial Real Estate, Franchise Finance and Corporate Finance lines of business. Noninterest income decreased $8 million, or 7%, from second quarter 2015, largely as growth in service charges and other fees, interest rate products fees and leasing income was offset by a decrease in capital markets fees from strong second quarter 2015 levels. Noninterest expense decreased $6 million, or 3%, from second quarter 2015, largely reflecting lower regulatory costs and equipment expense, partially offset by increased outside services and insurance costs. Provision for credit losses of $3 million decreased $4 million, reflecting lower net charge-offs.

Compared to third quarter 2014, net income increased $6 million, or 4%, as a $25 million increase in total revenue was partially offset by a $13 million increase in noninterest expense and a $3 million increase in provision for credit losses. Net interest income increased $29 million, or 11%, from third quarter 2014, reflecting the benefit of a $4.2 billion increase in average loans and leases, as well as deposit growth, partially offset by yield compression. Loan growth was driven by strength in Commercial Real Estate, Industry Verticals, Corporate Finance, Franchise Finance, and Mid Corporate. Noninterest income decreased $4 million, or 4%, from third quarter 2014, as growth in service charges and other fees, card fees, and interest rate products was more than offset by a reduction in foreign exchange and trade finance fees, capital market fees and leasing income. Noninterest expense increased $13 million, or 8%, from third quarter 2014 reflecting a reduction in regulatory costs which was more than offset by higher insurance costs, salaries and employee benefits tied to growth initiatives and higher outside services. Provision for credit losses increased $3 million from third quarter 2014, reflecting higher net-charge-offs.

Other(1)

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15		3Q14
				$	%	$	%
Net interest income	$1	$10	$18	$(9)	(90)%	$(17)	(94)%
Noninterest income	18	22	11	(4)	(18)	7	64

Total revenue	19	32	29	(13)	(41)	(10)	(34)
Noninterest expense	—	47	39	(47)	(100)	(39)	(100)

Pre-provision profit (loss)	19	(15)	(10)	34	227	29	290
Provision for credit losses	9	10	11	(1)	(10)	(2)	(18)

Income (loss) before income tax expense (benefit)	10	(25)	(21)	35	140	31	148
Income tax expense (benefit)	3	(14)	(17)	17	121	20	118

Net income (loss)	$7	$(11)	$(4)	$18	164	$11	27,500%

Average balances
Total loans and leases (2)	$3,367	$3,569	$4,218	$(202)	(6)%	$(851)	(20)%
Total deposits	5,859	5,853	5,082	6	—%	777	15%

[1]	Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, capital, revenues, provision for credit losses and expenses not attributed to our Consumer Banking or Commercial Banking segments.
[2]	Includes held for sale.

Other recorded net income of $7 million in third quarter 2015, compared with a net loss of $11 million in second quarter 2015, as a reduction in total revenue was more than offset by a $40 million decrease in restructuring charges and special items. Net interest income of $1 million decreased $9 million from the prior quarter driven by lower non-core loan balances. Noninterest income of $18 million decreased $4 million from second quarter 2015, reflecting lower securities gains. Noninterest expense decreased $47 million, driven by lower restructuring charges and special items. Provision for credit losses of $9 million in third quarter decreased $1 million from the prior quarter and represented a $1 million reserve build versus a $1 million release in the prior quarter.

Compared with the third quarter of 2014, net income increased $11 million, as a reduction in total revenue was more than offset by lower expenses and the benefit of a $21 million decrease in restructuring charges and special items. Net interest income decreased $17 million, driven by an increase in wholesale funding costs, and lower non-core loans, partially offset by a reduction in swap costs. Noninterest income increased $7 million, reflecting the effect of an accounting change related to the low-income housing investment portfolio, offset in income tax expense. Noninterest expense decreased $39 million, driven by lower restructuring charges and special items and lower incentives. Provision for credit losses declined $2 million from the third quarter 2014, which benefited from an $11 million reserve release. Provision expense also reflected a $12 million decrease in non-core charge-offs relative to third quarter 2014.

Consolidated balance sheet review(1)

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15			3Q14
				$		%	$		%
Total assets	$135,447	$137,251	$131,341	$(1,804)		(1)%	$4,106		3%
Loans and leases and loans held for sale	97,851	97,235	90,957	616		1	6,894		8
Deposits	101,866	100,615	93,463	1,251		1	8,403		9
Average interest-earning assets (quarterly)	123,017	123,205	117,196	(188)		—	5,821		5
Stockholders’ equity	19,600	19,586	19,383	14		—	217		1
Stockholders’ common equity	19,353	19,339	19,383	14		—	(30)		—
Tangible common equity*	$12,939	$12,909	$12,900	$30		—%	$39		—%
Loan-to-deposit ratio (period-end)(2)	96.1%	96.6%	97.3%	(58	) bps		(126	) bps
Common equity tier 1 capital ratio(3)	11.8	11.8	12.9
Total capital ratio(3)	15.4%	15.3%	16.1%

[1]	Represents period-end unless otherwise noted.
[2]	Includes loans held for sale.
[3]	Current reporting period regulatory capital ratios are preliminary. Periods prior to 1Q15 reported on a Basel I basis. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2018. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

Total assets of $135.4 billion decreased $1.8 billion, or 1%, from June 30, 2015 as retail and commercial loan growth was largely offset by a $1.8 billion decrease in investment portfolio assets, largely cash and interest-bearing deposit positions, reflecting more efficient balance sheet management. Total assets increased $4.1 billion, or 3%, from September 30, 2014 reflecting a $6.7 billion, or 7%, increase in loans and leases, partially offset by a $1.7 billion decrease in short-term investment portfolio assets, largely cash and interest-bearing deposit positions.

Average interest-earning assets of $123.0 billion in third quarter 2015, decreased $188 million from the prior quarter, as strength in student, mortgage, commercial real estate and auto loans was more than offset by a decrease in short-term investments and reductions in home equity outstandings. Total Commercial loan and lease growth of $478 million was driven by strength in Commercial Real Estate, Franchise Finance and Corporate Finance businesses. Retail loan growth of $707 million was driven by higher student, mortgage, and auto loans, which were partially offset by lower home equity balances and a reduction in the non-core portfolio. Average interest-earning assets increased $5.8 billion, or 5%, from third quarter 2014 reflecting a $4.0 billion increase in commercial loans and leases and $3.2 billion increase in retail loans, despite a $726 million decrease in the non-core loan portfolio.

Deposits of $101.9 billion increased $1.3 billion, or 1%, from June 30, 2015 reflecting growth in checking with interest and demand deposits. Compared with September 30, 2014, deposits increased $8.4 billion, or 9%, reflecting growth across every category and with particular strength in consumer deposits. The loan-to-deposit ratio of 96.1% as of September 30, 2015 compared with 96.6% as of June 30, 2015 and 97.3% as of September 30, 2014.

Interest-earning assets

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15		3Q14
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$25,406	$27,227	$27,073	$(1,821)	(7)%	$(1,667)	(6)%
Loans and leases
Commercial loans and leases	45,269	45,068	41,470	201	—	3,799	9
Retail loans	52,162	51,470	49,279	692	1	2,883	6
Total loans and leases	97,431	96,538	90,749	893	1	6,682	7
Loans held for sale	369	397	205	(28)	(7)	164	80
Other loans held for sale	51	300	3	(249)	(83)	48	1,600
Total loans and leases and loans held for sale	97,851	97,235	90,957	616	1	6,894	8

Total period-end interest-earning assets	$123,257	$124,462	$118,030	$(1,205)	(1)%	$5,227	4%

Average interest-earning assets
Investments and interest-bearing deposits	$25,771	$27,145	$27,343	$(1,374)	(5)	$(1,572)	(6)
Loans and leases
Commercial loans and leases	45,174	44,696	41,191	478	1	3,983	10
Retail loans	51,617	50,910	48,459	707	1	3,158	7
Total loans and leases	96,791	95,606	89,650	1,185	1	7,141	8
Loans held for sale	327	308	176	19	6	151	86
Other loans held for sale	128	146	27	(18)	(12)	101	374
Total loans and leases and loans held for sale	97,246	96,060	89,853	1,186	1	7,393	8

Total average interest-earning assets	$123,017	$123,205	$117,196	$(188)	—%	$5,821	5%

Investments and interest-bearing deposits of $25.4 billion as of September 30, 2015 decreased $1.8 billion from June 30, 2015, largely reflecting a continued reduction in short-term investments, mainly cash. Compared with September 30, 2014, investments and interest-bearing deposits decreased $1.7 billion, or 6%. As of September 30, 2015, the average effective duration of the securities portfolio was 3.3 years, compared with 3.7 years at June 30, 2015, and 4.0 years at September 30, 2014. The decrease in the third quarter reflects the impact of a decrease in long-term rates, as well as modest repositioning of the investment portfolio.

Period-end loans and leases of $97.4 billion at September 30, 2015 increased $893 million from $96.5 billion at June 30, 2015, and increased $6.7 billion from $90.7 billion at September 30, 2014. The linked quarter increase was driven by a $692 million increase in retail loans and a $201 million increase in commercial loans and leases. Retail loan growth was driven by a $539 million increase in residential mortgage loans, a $491 million increase in student loans and a $149 million increase in auto loans, partially offset by a $515 million decrease in home equity outstandings, including continued runoff in the non-core portfolio. Commercial loan and lease growth was driven by our Commercial Real Estate, Franchise Finance, and Mid Corporate businesses. During the quarter we purchased a net $96 million in auto loans, $131 million in student loans, and $63 million in mortgage loans, and sold $100 million in commercial leases.

Compared with September 30, 2014, period-end loans and leases increased $6.7 billion, reflecting a $3.8 billion increase in commercial loans and leases and a $2.9 billion increase in retail loans. Commercial loan growth was driven by growth in our Commercial Real Estate, Industry Verticals, Franchise Finance, and Corporate Finance businesses. Retail loan growth was driven by a $1.8 billion increase in auto loans, $1.8 billion increase in student loans, and $1.5 billion increase in residential mortgage loans partially offset by a $2.0 billion decrease in home equity outstandings, including continued runoff in the non-core portfolio.

Average loans and leases of $96.8 billion increased $1.2 billion from second quarter 2015, driven by higher student, residential mortgage, commercial real estate, and auto balances. Results also reflect a $187 million decrease in the non-core loan portfolio. Compared with third quarter 2014, average loans and leases increased $7.1 billion, driven by growth in commercial and commercial real estate, and an increase in auto, student and residential mortgage balances, partially offset by a decrease in home equity outstandings and a $726 million reduction in the non-core loan portfolio.

Deposits

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15		3Q14
				$	%	$	%
Period-end deposits
Demand deposits	$27,373	$26,678	$25,877	$695	3%	$1,496	6%
Checking with interest	18,350	17,114	15,449	1,236	7	2,901	19
Savings	8,011	8,080	7,655	(69)	(1)	356	5
Money market accounts	35,539	35,735	32,870	(196)	(1)	2,669	8
Term deposits	12,593	13,008	11,612	(415)	(3)	981	8

Total deposits	$101,866	$100,615	$93,463	$1,251	1%	$8,403	9%

Average deposits
Total average deposits	$100,990	$98,533	$91,676	$2,457	2%	$9,314	10%

Third quarter 2015 average deposits of $101.0 billion increased $2.5 billion, or 2%, from second quarter 2015, and $9.3 billion, or 10%, from third quarter 2014, reflecting growth in every category. Period-end total deposits at September 30, 2015 of $101.9 billion increased $1.3 billion, or 1%, from June 30, 2015, with particular strength in checking with interest and demand deposits. Compared with September 30, 2014, period-end total deposits increased $8.4 billion, or 9%, driven by growth in every category.

Borrowed funds

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15		3Q14
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$1,293	$3,784	$5,184	$(2,491)	(66)%	$(3,891)	(75)%
Other short-term borrowed funds	5,861	6,762	6,715	(901)	(13)	(854)	(13)
Long-term borrowed funds	4,153	3,890	2,062	263	7	2,091	101

Total borrowed funds	$11,307	$14,436	$13,961	$(3,129)	(22)	$(2,654)	(19)

Average borrowed funds	$12,001	$14,772	$14,996	$(2,771)	(19)%	$(2,995)	(20)%

Total borrowed funds of $11.3 billion at September 30, 2015 decreased $3.1 billion from June 30, 2015, largely due to strength in deposit growth which led to a decrease in securities sold under agreement to repurchase and excess cash at the Federal Reserve. Compared with September 30, 2014, total borrowed funds decreased $2.7 billion given strong deposit growth. Average borrowed funds of $12.0 billion decreased $2.8 billion from second quarter 2015 as growth in deposits reduced our reliance on short-term borrowings. Average borrowed funds decreased $3.0 billion from third quarter 2014 reflecting deposit growth and a reduction in short-term borrowings and excess cash.

Capital(1)

				3Q15 change from
($s and shares in millions)	3Q15	2Q15	3Q14	2Q15		3Q14
				$	%	$	%
Period-end capital
Stockholders’ equity	$19,600	$19,586	$19,383	$14	—%	$217	1%
Stockholders’ common equity	$19,353	$19,339	$19,383	14	—	(30)	—
Tangible common equity*	$12,939	$12,909	$12,900	30	—	39	—
Tangible common equity per share*	$24.52	$24.03	$23.04	0.49	2	1.48	6
Common shares - at end of period	527.6	537.1	560.0	(9.5)	(2)	(32.4)	(6)
Common shares - average (diluted)	533.4	539.9	560.2	(6.5)	(1)%	(26.8)	(5)%
Common equity tier 1 capital ratio(1)(2)	11.8%	11.8%	12.9%
Total capital ratio(1)(2)	15.4	15.3	16.1
Tier 1 leverage ratio(1)(2)	10.4%	10.4%	10.9%

[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Periods prior to 1Q15 reported on a Basel I basis. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2018. Ratios also reflect the required US Standardized transitional methodology for calculating RWAs, effective January 1, 2015.

At September 30, 2015, our Basel III Capital ratios on a transitional basis remained well in excess of applicable regulatory requirements, with a CET1 capital ratio of 11.8% and a total capital ratio of 15.4%. Our capital ratios continue to reflect progress against our objective of realigning our capital profile to be more consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy, and risk appetite. In August, we completed the issuance of $250 million in subordinated debt due 2025, which funded a 9.6 million common stock share repurchase, further reducing RBS’s ownership interest to 20.9%.

Credit quality review

				3Q15 change from
($s in millions)	3Q15	2Q15	3Q14	2Q15			3Q14
				$		%	$		%
Nonperforming loans and leases	$1,034	$1,050	$1,079	$(16)		(2)%	$(45)		(4)%
Accruing loans past due 90 days or more	15	8	8	7		88	7		88
Net charge-offs	75	78	88	(3)		(4)	(13)		(15)
Provision for credit losses	76	77	77	(1)		(1)	(1)		(1)
Allowance for loan and lease losses	$1,201	$1,201	$1,201	$—		—%	$—		—%
Total nonperforming loans and leases as a % of total loans and leases	1.06%	1.09%	1.19%	(3)	bps		(13)	bps
Net charge-offs as % of total loans and leases	0.31	0.33	0.38	(2)	bps		(7)	bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	116.1%	114.4%	111.3%	175	bps		482	bps

Credit quality during the quarter remained strong, with relatively low levels of charge-offs and a decline in nonperforming loans and leases. Nonperforming loans and leases of $1.0 billion at September 30, 2015 decreased $16 million, or 2%, from June 30, 2015, reflecting a $21 million decrease in retail products as a reduction in secured consumer real-estate loans was partially offset by a $5 million increase in commercial loans. Nonperforming loans and leases to total loans and leases of 1.06% at September 30, 2015 decreased three basis points from 1.09% at June 30, 2015, and decreased 13 basis points from 1.19% at September 30, 2014. Nonperforming loans and leases decreased $45 million, or 4%, from third quarter 2014, largely driven by improvement in commercial real estate and secured consumer real estate loans, partially offset by increases in student and auto loans given expected seasoning.

Nonperforming non-core loans totaled $162 million in third quarter 2015, compared with $163 million in second quarter 2015, and $191 million in third quarter 2014. Nonperforming non-core loans to total non-core loans of 6.5% at September 30, 2015, compared with 6.1% at June 30, 2015, and 5.9% at September 30, 2014. This increase was due to a 6.8% reduction in non-core balances during the quarter, which significantly outpaced the reduction in nonperforming non-core loans. Troubled debt restructured loans (“TDRs”) of $1.3 billion were stable compared to $1.3 billion at June 30, 2015, and included $1.2 billion of retail loans and $153 million of commercial loans. Performing TDRs represented 68% of total TDRs as of September 30, 2015, compared with 66% as of June 30, 2015, and 67% as of September 30, 2014.

Net charge-offs of $75 million, or 31 basis points of total loans and leases, decreased $3 million in third quarter 2015, from $78 million, or 33 basis points, in second quarter 2015. Retail product net charge-offs of $70 million remained relatively stable with second quarter 2015 levels. Commercial net charge-offs were $5 million in third quarter 2015, compared with $7 million in second quarter 2015. Overall results included non-core net charge-offs of $9 million in third quarter 2015, compared with $12 million in second quarter 2015, and $21 million in third quarter 2014. Annualized non-core net charge-offs to total average non-core loans and leases was 1.36% in third quarter 2015, compared with 1.70% in second quarter 2015, and 2.52% in third quarter 2014. This reduction in the non-core charge-off rate was driven by higher recoveries in commercial and residential mortgage, and seasonal improvement in student.

Provision for credit losses of $76 million in third quarter 2015 remained stable with second quarter 2015, as improvement in asset quality was offset by a reserve build tied to loan growth. Third quarter 2015 provision for credit losses was also stable with third quarter 2014, as continued improvement in overall credit quality was offset by the impact of loan growth. The total provision for credit losses includes the provision for loan and lease losses as well as the provision for unfunded commitments.

The allowance for loan and lease losses of $1.2 billion remained stable compared to second quarter 2015 and third quarter 2014, largely reflecting continued improvement in overall credit quality. Allowance for loan and lease losses to total loans and leases was 1.23% as of September 30, 2015, compared with 1.24% as of June 30, 2015, and 1.32% as of September 30, 2014. Allowance for loan and lease losses to non-performing loans and leases ratio was 116% as of September 30, 2015, compared with 114% as of June 30, 2015, and 111% as of September 30, 2014.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $135.4 billion in assets as of September 30, 2015. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance. Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania.

Non-GAAP Financial Measures

This report contains non-GAAP financial measures. The table below presents reconciliations of certain non-GAAP measures. These reconciliations exclude restructuring charges and/or special items, which are usually included, where applicable, in the financial results presented in accordance with GAAP. Restructuring charges and special items include expenses related to our efforts to improve processes and enhance efficiencies, as well as rebranding, separation from RBS and regulatory expenses.

The non-GAAP measures set forth below include “total revenue”, “noninterest income”, “ noninterest expense”, “pre-provision profit”, “income before income tax expense (benefit)”, “income tax expense (benefit)”, “net income”, “net income available to common stockholders”, “salaries and employee benefits”, “outside services”, “occupancy”, “equipment expense”, “amortization of software”, “other operating expense”, “net income per average common share”, “return of average common equity” and “return on average total assets”. In addition, we present computations for “tangible book value per common share”, “return on average tangible common equity”, “return on average total tangible assets”, “efficiency ratio”, and “operating leverage” as part of our non-GAAP measures. Additionally, “pro forma Basel III fully phased-in common equity tier 1 capital” computations for periods prior to first quarter 2015 are presented as part of our non-GAAP measures.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe restructuring charges and special items in any period do not reflect the operational performance of the business in that period and, accordingly, it is useful to consider these line items with and without restructuring charges and special items. We believe this presentation also increases comparability of period-to-period results.

We also consider pro forma capital ratios defined by banking regulators but not effective at each period end to be non-GAAP financial measures. Since analysts and banking regulators may assess our capital adequacy using these pro forma ratios, we believe they are useful to provide investors the ability to assess our capital adequacy on the same basis.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

							FOR THE NINE MONTHS ENDED
		QUARTERLY TRENDS					SEPTEMBER 30
		3Q15	2Q15	1Q15	4Q14	3Q14	2015	2014
Noninterest income, excluding special items:
Noninterest income (GAAP)	A	$353	$360	$347	$339	$341	$1,060	$1,339
Less: Special items— Chicago gain		—	—	—	—	—	—	288

Noninterest income, excluding special items (non-GAAP)	B	$353	$360	$347	$339	$341	$1,060	$1,051

Total revenue, excluding special items:
Total revenue (GAAP)	C	$1,209	$1,200	$1,183	$1,179	$1,161	$3,592	$3,800
Less: Special items— Chicago gain		—	—	—	—	—	—	288

Total revenue, excluding special items (non-GAAP)	D	$1,209	$1,200	$1,183	$1,179	$1,161	$3,592	$3,512

Noninterest expense, excluding restructuring charges and special items:
Noninterest expense (GAAP)	E	$798	$841	$810	$824	$810	$2,449	$2,568
Less: Restructuring charges and special items	MM	—	40	10	33	21	50	136

Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	$798	$801	$800	$791	$789	$2,399	$2,432

Net income, excluding restructuring charges and special items:
Net income (GAAP)	G	$220	$190	$209	$197	$189	$619	$668
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	25	6	20	13	31	(95)

Net income, excluding restructuring charges and special items (non-GAAP)	H	$220	$215	$215	$217	$202	$650	$573

Net income available to common stockholders (GAAP), excluding restructuring charges and special items
Net income available to common stockholders (GAAP)	I	$213	$190	$209	$197	$189	$612	$668
Add: Restructuring charges and special items, net of income tax expense (benefit)		—	25	6	20	13	31	(95)

Net income available to common stockholders, excluding restructuring charges and special items (non-GAAP)	J	$213	$215	$215	$217	$202	$643	$573

Return on average common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	K	$19,261	$19,391	$19,407	$19,209	$19,411	$19,352	$19,463
Return on average common equity, excluding restructuring charges and special items (non-GAAP)	J/K	4.40%	4.45%	4.49%	4.48%	4.14%	4.45%	3.94%
Return on average tangible common equity and return on average tangible common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	L	$19,261	$19,391	$19,407	$19,209	$19,411	$19,352	$19,463
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		4	5	5	6	6	5	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		453	437	422	403	384	438	368

Average tangible common equity (non-GAAP)	M	$12,834	$12,947	$12,948	$12,730	$12,913	$12,909	$12,948

Return on average tangible common equity (non-GAAP)	I/M	6.60%	5.90%	6.53%	6.12%	5.81%	6.34%	6.90%
Return on average tangible common equity, excluding restructuring charges and special items (non-GAAP)	J/M	6.60%	6.67%	6.73%	6.76%	6.22%	6.67%	5.92%
Return on average total assets, excluding restructuring charges and special items:
Average total assets (GAAP)	N	$135,103	$135,521	$133,325	$130,671	$128,691	$134,655	$126,598
Return on average total assets, excluding restructuring charges and special items (non-GAAP)	H/N	0.65%	0.64%	0.65%	0.66%	0.62%	0.65%	0.61%
Return on average total tangible assets and return on average total tangible assets, excluding restructuring charges and special items:
Average total assets (GAAP)	N	$135,103	$135,521	$133,325	$130,671	$128,691	$134,655	$126,598
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		4	5	5	6	6	5	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		453	437	422	403	384	438	368

Average tangible assets (non-GAAP)	O	$128,676	$129,077	$126,866	$124,192	$122,193	$128,212	$120,083

Return on average total tangible assets (non-GAAP)	G/O	0.68%	0.59%	0.67%	0.63%	0.61%	0.65%	0.74%
Return on average total tangible assets, excluding restructuring charges and special items (non-GAAP)	H/O	0.68%	0.67%	0.69%	0.69%	0.66%	0.68%	0.64%

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

							FOR THE NINE MONTHS ENDED
		QUARTERLY TRENDS					SEPTEMBER 30
		3Q15	2Q15	1Q15	4Q14	3Q14	2015	2014
Efficiency ratio and efficiency ratio, excluding restructuring charges and special items:
Net interest income (GAAP)		$856	$840	$836	$840	$820	$2,532	$2,461
Add: Noninterest income (GAAP)		353	360	347	339	341	1,060	1,339

Total revenue (GAAP)	C	$1,209	$1,200	$1,183	$1,179	$1,161	$3,592	$3,800

Efficiency ratio (non-GAAP)	E/C	66.02%	70.02%	68.49%	69.88%	69.84%	68.17%	67.58%
Efficiency ratio, excluding restructuring charges and special items (non-GAAP)	F/D	66.02%	66.70%	67.65%	67.11%	68.02%	66.78%	69.23%
Tangible book value per common share:
Common shares—at end of period (GAAP)	P	527,636,510	537,149,717	547,490,812	545,884,519	559,998,324	527,636,510	559,998,324
Stockholders’ equity (GAAP)		$19,353	$19,339	$19,564	$19,268	$19,383	$19,353	$19,383
Less: Goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Other intangible assets (GAAP)		3	4	5	6	6	3	6
Add: Deferred tax liabilities related to goodwill (GAAP)		465	450	434	420	399	465	399

Tangible common equity (non-GAAP)	Q	$12,939	$12,909	$13,117	$12,806	$12,900	$12,939	$12,900

Tangible book value per common share (non-GAAP)	Q/P	$24.52	$24.03	$23.96	$23.46	$23.04	$24.52	$23.04
Net income per average common share—basic and diluted, excluding restructuring charges and special items:
Average common shares outstanding—basic (GAAP)	R	530,985,255	537,729,248	546,291,363	546,810,009	559,998,324	538,279,222	559,998,324
Average common shares outstanding—diluted (GAAP)	S	533,398,158	539,909,366	549,798,717	550,676,298	560,243,747	540,926,361	560,081,031
Net income available to common stockholders (GAAP)	I	$213	$190	$209	$197	$189	$612	$668
Net income per average common share—basic (GAAP)	I/R	0.40	0.35	0.38	0.36	0.34	1.14	1.19
Net income per average common share—diluted (GAAP)	I/S	0.40	0.35	0.38	0.36	0.34	1.13	1.19
Net income available to common stockholders, excluding restructuring charges and special items (non-GAAP)	J	213	215	215	217	202	643	573
Net income per average common share—basic, excluding restructuring charges and special items (non-GAAP)	J/R	0.40	0.40	0.39	0.40	0.36	1.20	1.02
Net income per average common share—diluted, excluding restructuring charges and special items (non-GAAP)	J/S	0.40	0.40	0.39	0.39	0.36	1.19	1.02
Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1] :
Common equity tier 1 (regulatory)		$13,200	$13,270	$13,360	$13,173	$13,330
Less: Change in DTA and other threshold deductions (GAAP)		2	3	3	(6)	(5)

Pro forma Basel III fully phased-in common equity tier 1 (non-GAAP)	T	$13,198	$13,267	$13,357	$13,179	$13,335

Risk-weighted assets (regulatory general risk weight approach)		$112,277	$112,131	$109,786	$105,964	$103,207
Add: Net change in credit and other risk-weighted assets (regulatory)		243	247	242	2,882	3,207

Basel III standardized approach risk-weighted assets (non-GAAP)	U	$112,520	$112,378	$110,028	$108,846	$106,414

Pro forma Basel III fully phased-in common equity tier 1 capital ratio (non-GAAP)[1]	T/U	11.7%	11.8%	12.1%	12.1%	12.5%
Salaries and employee benefits, excluding restructuring charges and special items:
Salaries and employee benefits (GAAP)	V	$404	$411	$419	$397	$409	$1,234	$1,281
Less: Restructuring charges and special items		—	6	(1)	1	—	5	43

Salaries and employee benefits, excluding restructuring charges and special items (non-GAAP)	W	$404	$405	$420	$396	$409	$1,229	$1,238

[1]	Periods prior to 1Q15 reported on a Basel I basis. Basel III ratios assume certain definitions impacting qualifying Basel III capital, which otherwise will phase in through 2018, are fully phased-in. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

							FOR THE NINE MONTHS ENDED
		QUARTERLY TRENDS					SEPTEMBER 30
		3Q15	2Q15	1Q15	4Q14	3Q14	2015	2014
Outside services, excluding restructuring charges and special items:
Outside services (GAAP)	X	$89	$99	$79	$106	$106	$267	$314
Less: Restructuring charges and special items		—	16	8	18	19	24	60

Outside services, excluding restructuring charges and special items (non-GAAP)	Y	$89	$83	$71	$88	$87	$243	$254

Occupancy, excluding restructuring charges and special items:
Occupancy (GAAP)	X	$75	$90	$80	$81	$77	$245	$245
Less: Restructuring charges and special items		—	15	2	5	2	17	11

Occupancy, excluding restructuring charges and special items (non-GAAP)	AA	$75	$75	$78	$76	$75	$228	$234

Equipment expense, excluding restructuring charges and special items:
Equipment expense (GAAP)	BB	$62	$65	$63	$63	$58	$190	$187
Less: Restructuring charges and special items		—	—	1	1	—	1	3

Equipment expense, excluding restructuring charges and special items (non-GAAP)	CC	$62	$65	$62	$62	$58	$189	$184

Amortization of software, excluding restructuring charges and special items:
Amortization of software	DD	$35	$37	$36	$43	$38	$108	$102
Less: Restructuring charges and special items		—	—	—	6	—	—	—

Amortization of software, excluding restructuring charges and special items (non-GAAP)	EE	$35	$37	$36	$37	$38	$108	$102

Other operating expense, excluding restructuring charges and special items:
Other operating expense (GAAP)	FF	$133	$139	$133	$134	$122	$405	$439
Less: Restructuring charges and special items		—	3	—	2	—	3	19

Other operating expense, excluding restructuring charges and special items (non-GAAP)	GG	$133	$136	$133	$132	$122	$402	$420

Pre-provision profit, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	D	$1,209	$1,200	$1,183	$1,179	$1,161	$3,592	$3,512
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	798	801	800	791	789	2,399	2,432

Pre-provision profit, excluding restructuring charges and special items (non-GAAP)	HH	$411	$399	$383	$388	$372	$1,193	$1,080

Income before income tax expense (benefit), excluding restructuring charges and special items:
Income before income tax expense (GAAP)	II	$335	$282	$315	$283	$274	$932	$985
Less: Income before income tax expense (benefit) related to restructuring charges and special items (GAAP)		—	(40)	(10)	(33)	(21)	(50)	152

Income before income tax expense, excluding restructuring charges and special items (non-GAAP)	JJ	$335	$322	$325	$316	$295	$982	$833

Income tax expense, excluding restructuring charges and special items:
Income tax expense (GAAP)	KK	$115	$92	$106	$86	$85	$313	$317
Less: Income tax (benefit) related to restructuring charges and special items (GAAP)		—	(15)	(4)	(13)	(8)	(19)	57

Income tax expense, excluding restructuring charges and special items (non-GAAP)	LL	$115	$107	$110	$99	$93	$332	$260

Restructuring charges and special expense items include:
Restructuring charges		$0	$25	$1	$10	$1	$26	$104
Special items		0	15	9	23	20	24	32

Restructuring charges and special expense items	MM	$0	$40	$10	$33	$21	$50	$136

		QUARTERLY TRENDS					3Q15 v 2Q15	3Q15 v 3Q14
		3Q15	2Q15	1Q15	4Q14	3Q14	% Change	% Change
Operating leverage, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	D	$1,209	$1,200			$1,161	0.8%	4.1%
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	$798	$801			$789	(0.4)%	1.1%

Operating leverage, excluding restructuring charges and special items: (non-GAAP)	NN						1.1%	3.0%

Non-GAAP Reconciliation—Segments

$s in millions

		THREE MONTHS ENDED SEPT 30,				THREE MONTHS ENDED JUNE 30,
		2015				2015
		Consumer	Commercial			Consumer	Commercial
		Banking	Banking	Other	Consolidated	Banking	Banking	Other	Consolidated
Net income (loss) (GAAP)	A	68	145	7	220	66	135	(11)	190
Less: Preferred stock dividends		—	—	7	7	—	—	—	—

Net income available to common stockholders	B	$68	$145	$—	$213	$66	$135	($11)	$190

Return on average tangible common equity
Average common equity (GAAP)	C	$4,791	$4,722	$9,748	$19,261	$4,681	$4,625	$10,085	$19,391
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	4	4	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	453	453	—	—	437	437

Average tangible common equity (non-GAAP)	D	$4,791	$4,722	$3,321	$12,834	$4,681	$4,625	$3,641	$12,947

Return on average tangible common equity (non-GAAP)	B/D	5.67%	12.24%	NM	6.60%	5.66%	11.69%	NM	5.90%
Return on average total tangible assets
Average total assets (GAAP)	E	$53,206	$43,113	$38,784	$135,103	$52,489	$42,617	$40,415	$135,521
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	4	4	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	453	453	—	—	437	437

Average tangible assets (non-GAAP)	F	$53,206	$43,113	$32,357	$128,676	$52,489	$42,617	$33,971	$129,077

Return on average total tangible assets (non-GAAP)	A/F	0.51%	1.34%	NM	0.68%	0.51%	1.27%	NM	0.59%
Efficiency ratio
Noninterest expense (GAAP)	G	$623	$175	$—	$798	$613	$181	$47	$841
Net interest income (GAAP)		556	299	1	856	544	286	10	840
Noninterest income (GAAP)		235	100	18	353	230	108	22	360

Total revenue	H	$791	$399	$19	$1,209	$774	$394	$32	$1,200

Efficiency ratio (non-GAAP)	G/H	78.72%	43.75%	NM	66.02%	79.25%	46.07%	NM	70.02%

		THREE MONTHS ENDED SEPT 30,				THREE MONTHS ENDED DEC 31,
		2015				2014
		Consumer	Commercial			Consumer	Commercial
		Banking	Banking	Other	Consolidated	Banking	Banking	Other	Consolidated
Net income (loss) (GAAP)	A	61	147	1	209	$52	$140	$5	$197
Less: Preferred stock dividends		—	—	—	—	—	—	—	—

Net income available to common stockholders	B	$61	$147	$1	$209	$52	$140	$5	$197

Return on average tangible common equity
Average common equity (GAAP)	C	$4,649	$4,526	$10,232	$19,407	$4,756	$4,334	$10,119	$19,209
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	6	6
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	422	422	—	—	403	403

Average tangible common equity (non-GAAP)	D	$4,649	$4,526	$3,773	$12,948	$4,756	$4,334	$3,640	$12,730

Return on average tangible common equity (non-GAAP)	B/D	5.30%	13.15%	NM	6.53%	4.30%	12.76%	NM	6.12%
Return on average total tangible assets
Average total assets (GAAP)	E	$51,602	$41,606	$40,117	$133,325	$50,546	$40,061	$40,064	$130,671
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	6	6
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	422	422	—	—	403	403

Average tangible assets (non-GAAP)	F	$51,602	$41,606	$33,658	$126,866	$50,546	$40,061	$33,585	$124,192

Return on average total tangible assets (non-GAAP)	A/F	0.48%	1.43%	NM	0.67%	0.40%	1.38%	NM	0.63%
Efficiency ratio
Noninterest expense (GAAP)	G	$596	$173	$41	$810	$611	$180	$33	$824
Net interest income (GAAP)		533	276	27	836	536	283	21	840
Noninterest income (GAAP)		219	100	28	347	218	111	10	339

Total revenue	H	$752	$376	$55	$1,183	$754	$394	$31	$1,179

Efficiency ratio (non-GAAP)	G/H	79.25%	46.01%	NM	68.49%	81.09%	45.48%	NM	69.88%

		THREE MONTHS ENDED SEPT 30,
		2014
		Consumer	Commercial
		Banking	Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$54	$139	($4)	$189
Less: Preferred stock dividends		—	—	—	—

Net income available to common stockholders	B	$54	$139	($4)	$189

Return on average tangible common equity
Average common equity (GAAP)	C	$4,685	$4,205	$10,521	$19,411
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	6	6
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	384	384

Average tangible common equity (non-GAAP)	D	$4,685	$4,205	$4,023	$12,913

Return on average tangible common equity (non-GAAP)	B/D	4.57%	13.10%	NM	5.81%
Return on average total tangible assets
Average total assets (GAAP)	E	$49,012	$38,854	$40,825	$128,691
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	6	6
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	384	384

Average tangible assets (non-GAAP)	F	$49,012	$38,854	$34,327	$122,193

Return on average total tangible assets (non-GAAP)	A/F	0.44%	1.42%	NM	0.61%
Efficiency ratio
Noninterest expense (GAAP)	G	$609	$162	$39	$810
Net interest income (GAAP)		532	270	18	820
Noninterest income (GAAP)		226	104	11	341

Total revenue	H	$758	$374	$29	$1,161

Efficiency ratio (non-GAAP)	G/H	80.42%	43.35%	NM	69.84%

Non-GAAP Reconciliation - Segments

$s in millions

		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
		2015				2014
		Consumer	Commercial			Consumer	Commercial
		Banking	Banking	Other	Consolidated	Banking	Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$195	$427	($3)	$619	$130	$421	$117	$668
Less: Preferred stock dividends		—	—	7	7	—	—	—	—

Net income available to common stockholders	B	$195	$427	($10)	$612	$130	$421	$117	$668

Return on average tangible common equity
Average common equity (GAAP)	C	$4,708	$4,625	$10,019	$19,352	$4,635	$4,120	$10,708	$19,463
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	438	438	—	—	368	368

Average tangible common equity (non-GAAP)	D	$4,708	$4,625	$3,576	$12,909	$4,635	$4,120	$4,193	$12,948

Return on average tangible common equity (non-GAAP)	B/D	5.55%	12.35%	NM	6.34%	3.76%	13.67%	NM	6.90%
Return on average total tangible assets
Average total assets (GAAP)	E	$52,438	$42,451	$39,766	$134,655	$48,398	$37,951	$40,249	$126,598
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	438	438	—	—	368	368

Average tangible assets (non-GAAP)	F	$52,438	$42,451	$33,323	$128,212	$48,398	$37,951	$33,734	$120,083

Return on average total tangible assets (non-GAAP)	A/F	0.50%	1.35%	NM	0.65%	0.36%	1.48%	NM	0.74%
Efficiency ratio
Noninterest expense (GAAP)	G	$1,832	$529	$88	$2,449	$1,902	$472	$194	$2,568
Net interest income (GAAP)		1,633	861	38	2,532	1,615	790	56	2,461
Noninterest income (GAAP)		684	308	68	1,060	681	318	340	1,339

Total revenue	H	$2,317	$1,169	$106	$3,592	$2,296	$1,108	$396	$3,800

Efficiency ratio (non-GAAP)	G/H	79.07%	45.26%	NM	68.17%	82.82%	42.62%	NM	67.58%

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities and business restrictions resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber attacks;

•	management’s ability to identify and manage these and other risks; and

•	any failure by us to successfully replicate or replace certain functions, systems and infrastructure provided by The Royal Bank of Scotland Group plc (RBS).

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. In addition, the timing and manner of the sale of RBS’s remaining ownership of our common stock remains uncertain, and we have no control over the manner in which RBS may seek to divest such remaining shares. Any such sale would impact the price of our shares of common stock.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the United States Securities and Exchange Commission on March 3, 2015.

Note: Percentage changes, per share amounts, and ratios presented in this document are calculated using whole dollars.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Citizens Financial Group, Inc. financial supplement for third quarter 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Eric Aboaf
Eric Aboaf
Chief Financial Officer

Date: October 29, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Citizens Financial Group, Inc. financial supplement for third quarter 2015